UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):

                              September 20, 2004


                                CenturyTel, Inc.

             (Exact name of registrant as specified in its charter)


           Louisiana                1-7784              72-0651161
       (State or other        (Commission File        (IRS Employer
       jurisdiction of             Number)         Identification No.)
         incorporation)

                  100 CenturyTel Drive, Monroe, Louisiana 71203
               (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code (318) 388-9000


Item 8.01.  OTHER EVENTS

       On September 20, 2004, the Company issued the following press release.




FOR IMMEDIATE RELEASE:           FOR MORE INFORMATION CONTACT:
September 20, 2004               CenturyTel Media: Annmarie Sartor 318.388.9671
                                 annmarie.sartor@centurytel.com
                                 CenturyTel Investors: Tony Davis 318.388.9525 tony.davis@centurytel.com

CenturyTel enters into reseller relationship with Cingular Wireless to offer wireless voice and text messaging services

MONROE, La. . . . CenturyTel, Inc. (NYSE: CTL) announced today it has entered into a reseller relationship with Cingular Wireless that will allow CenturyTel to provide wireless voice and text messaging services as part of its full suite of bundled product and service offerings.

     CenturyTel expects to begin offering its wireless services by the end of the year in select markets.

     "We continue to strengthen our position in the marketplace as an integrated communications provider," said Glen F. Post, III, CenturyTel chairman and CEO. "As with the EchoStar partnership announced a few weeks ago, this agreement allows CenturyTel to provide total solutions to our customers and enables us to be more competitive in our markets."

     As part of the agreement, CenturyTel will be responsible for all marketing, provisioning, customer service and billing for its wireless services. Customers will have the convenience of calling one company for their communications products and services included on one bill.

     CenturyTel plans to offer its wireless services as part of its integrated bundles which can include local and long distance telephone service, a wide variety of advanced calling features, dial-up and high-speed DSL Internet service and satellite TV services.

     CenturyTel, Inc. provides communications services including local, long distance, Internet access and data services to customers in 22 states. The company, headquartered in Monroe, Louisiana, is publicly traded on the New York Stock Exchange under the symbol CTL, and is included in the S&P 500 Index. CenturyTel is the 8th largest local exchange telephone company, based on access lines, in the United States. Visit CenturyTel at www.centurytel.com.


                                  SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        CenturyTel, Inc.

Dated:   September 21, 2004             By: /s/ Neil A. Sweasy
                                        ----------------------
                                        Neil A. Sweasy
                                        Vice President and Controller